Exhibit 99.1

FOR IMMEDIATE RELEASE

FS Investment Corporation Increases Public Offering Price to $10.65 Per Share

PHILADELPHIA, January 3, 2011 – On December 31, 2010, FS Investment Corporation (“FSIC”) determined to increase its public offering price from $10.50 to $10.65 per share.  This increase in the public offering price – which is consistent with the public guidance issued by FSIC on December 17, 2010 – was effective as of FSIC’s January 3, 2011 semi-monthly closing and first applied to subscriptions received from December 16, 2010 through December 31, 2010.

“Continued gains in our portfolio and a corresponding increase in the net asset value (“NAV”) of FSIC’s shares drove our decision to again raise the offering price,” commented Michael C. Forman, FSIC’s Chairman and Chief Executive Officer.  “Although capital appreciation is not FSIC’s primary objective, the incremental increase from $10.40 to $10.65 per share over the past couple of months validates our operating strategy.  We are pleased to have ended 2010 on a high note.”

The purpose of the increase in the public offering price is to ensure that FSIC’s NAV per share does not exceed its net offering price, as required by the Investment Company Act of 1940.  FSIC’s board of directors (the “Board”) determined that FSIC’s recent strong portfolio performance and current and projected market conditions warranted taking this action.

If FSIC’s strong portfolio performance continues, FSIC’s NAV per share may again exceed FSIC’s increased net offering price.  In such case, the Board may further increase the per share offering price of its common stock for its future semi-monthly closings.  The Board expects that, if adjusted further, the per share offering price will be between $10.65 and $11.00 per share.  The Board has not yet determined that a further adjustment to the newly-established offering price of $10.65 per share will be necessary.  FSIC will announce any change in its current offering price and will update this guidance should its anticipated public offering price move outside of this range.

About FS Investment Corporation

FSIC, an investment fund sponsored by Franklin Square Capital Partners (“Franklin Square”), is a publicly registered, non-traded business development company (“BDC”).  A BDC such as FSIC is a type of investment fund that enables investors, including non-accredited investors (subject to certain state-specific suitability standards), to access the private debt asset class.  FSIC focuses primarily on investing in the debt securities of private companies throughout the United States, with the investment objectives of generating current income and, to a lesser extent, long-term capital appreciation for its investors.  FSIC is managed by FB Income Advisor, LLC and is sub-advised by GSO / Blackstone Debt Funds Management LLC, an affiliate of GSO Capital Partners LP (“GSO”).  GSO, with over $29.6 billion in assets under management together with its affiliates as of September 30, 2010, is the global credit platform of The Blackstone Group L.P.  For more information, please visit www.fsinvestmentcorp.com.

About Franklin Square Capital Partners

Franklin Square is a national distributor and sponsor of alternative investment products structured for the mainstream investor.  Founded in 2007 by an experienced group of alternative investment industry professionals, Franklin Square’s goal is to bring the benefits of an institutional-class investment portfolio to investors through exposure to innovative alternative investment products managed by what it deems to be best-in-class alternative asset managers.  Franklin Square believes that institutional investment portfolios, with their access to the strong return potential and diversifying power of alternative assets, are better-suited to manage risk and generate above-market returns than their traditional counterparts.  Franklin Square distributes its sponsored financial products to the broker-dealer community through its affiliated wholesaling broker-dealer, FS2 Capital Partners, LLC.  For more information, please visit www.franklinsquare.com.

Forward-Looking Statements

This announcement may contain certain forward-looking statements, including statements with regard to the future performance of FSIC.  Words such as "believes," "expects," "projects," and "future" or similar expressions are intended to identify forward-looking statements.  These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions.  Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the filings FSIC makes with the Securities and Exchange Commission.  FSIC undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.